Exhibit P.18

SABRETOOTH ADVISORS, LLC	Compliance Manual

Section V.03 Exhibit A

CODE OF ETHICS

SABRETOOTH ADVISORS, LLC, LLC

I. INTRODUCTION

A.	Fiduciary Duty. This Code of Ethics has been adopted by SABRETOOTH ADVISORS, LLC (“SALLC”). Capitalized terms used in this Code are defined in Appendix 1 to this Code. All Appendices referred to herein are attached to and are a part of this Code.

This Code is based on the principle that partners, directors, officers, managers, members and employees of SALLC have a fiduciary duty to place the interests of the investment vehicles managed by SALLC (“Clients”), as well as investors in those Clients, ahead of their own interests. The Code applies to all Access Persons and focuses principally on reporting of personal transactions in securities, identifying conflicts of interest and providing a means to resolve any actual or potential conflicts in favor of the Clients. Access Persons must avoid activities, interests and relationships that might interfere with making decisions in the best interests of the Clients.

As fiduciaries, Access Persons must at all times:

1.	Place the Interests of the Clients First. Access Persons must scrupulously avoid serving their personal interests ahead of the interests of the Clients. An Access Person may not induce or cause a Client to take action, or not to take action, for personal benefit, rather than for the benefit of the Clients. For example, an Access Person would violate this Code by causing a Client to, or recommending that a Client, purchase a Security the Client owned for the purpose of increasing the price of that Security.

2.	Avoid Taking Inappropriate Advantage of their Positions. Access Persons may not, for example, use their knowledge of portfolio transactions to profit by the market effect of such transactions. Receipt of investment opportunities, prerequisites, or gifts from persons seeking business with the Clients or SALLC could call into question the exercise of an Access Person's independent judgment.

3.	Conduct all Personal Securities Transactions in Full Compliance with this Code, Including the Reporting Requirements. Doubtful situations should be resolved in favor of the Clients. Technical compliance with the Code's procedures will not automatically insulate from scrutiny any trades that indicate an abuse of fiduciary duties.

B.	Appendices to the Code. The appendices to this Code are attached to and are a part of the Code. The appendices include the following:

1.	Definitions (Appendix 1)

2.	Contact Persons (Appendix 2)

3.	Certification of Compliance with Code of Ethics (Appendix 3)

a)	Personal Securities Holdings and Accounts Disclosure Form (Appendix 3-A)

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4.	Form Letter to Broker, Dealer or Bank (Appendix 4)

5.	Report of Securities Transactions (Appendix 5)

6.	Pre-Clearance Form (Appendix 6)

C.	Application of the Code to Independent Fund Trustees. Notwithstanding the definition of Access Persons, the following provisions do not apply to Independent Fund Trustees and their Immediate Families.

1.	Personal Securities Transactions (Section II)
2.	Initial, Quarterly and Annual Holdings Reporting Requirements (Section III.A.)
3.	Receipt and Giving of Gifts (Section IV.B.)
4.	Restrictions on Service as a Director of a Publicly-Traded Company (Section IV.E.)

II. PERSONAL SECURITIES TRANSACTIONS

A.	Prohibited Transactions.

1.	Transactions in Publically Offered Securities. Access Persons may not transact in publically offered securities that are on the restricted list without obtaining pre-approval in writing from the Chief Compliance Officer (“CCO”) or a designee.

2.	Prohibited Securities Transactions. The following Securities Transactions are prohibited and will not be authorized by the CCO (or a designee) absent exceptional circumstances.

a)	Initial Public Offerings (“IPOs”). Any purchase of Securities in an IPO (other than a new offering of a registered open-end investment company). However, if authorized, the CCO will maintain a record of the reasons for such authorization (see Appendix 6).

b)	Pending Buy or Sell Orders. Any purchase or sale of Securities by Investment Persons on any day during which any Client has a pending "buy" or "sell" order in the same Security (or Equivalent Security) until that order is executed or withdrawn.

c)	Intention to Buy or Sell for a Client. Purchases or sales of Securities at a time when one intends, or knows of another's intention, to purchase or sell that Security (or an Equivalent Security) on behalf of a Client. This prohibition applies whether the Securities Transaction is in the same direction (e.g., two purchases) or the opposite direction (a purchase and sale) as the transaction of the Client.

3.	Always Prohibited Securities Transactions. The following Securities Transactions are prohibited and will not be authorized under any circumstances.

a)	Inside Information. Any transaction in a Security while in possession of material non-public information regarding the Security or the issuer of the Security.

b)	Market Manipulation. Transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading.

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c)	Others. Any other transactions deemed by the CCO (or a designee) to involve a conflict of interest, possible diversions of a corporate opportunity, or an appearance of impropriety.

4.	Private Placements. Acquisition of Beneficial Interests in Securities in a private placement is strongly discouraged. The CCO (or a designee) will give permission only after considering, among other facts, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to the person by virtue of the person's position as an Access Person. If a private placement transaction is permitted, the CCO will maintain a record of the reasons for such approval (see Appendix 6). Access Persons who have acquired Securities in a private placement are required to disclose that investment to the CCO when they play a part in any subsequent consideration of an investment in the issuer by a Client, and the decision to purchase securities of the issuer by a Client must be independently authorized by a Portfolio Manager with no personal interest in the issuer.

B.	Exemptions.

1.	The following Securities Transactions are exempt from the restrictions set forth in Section II.A.

a)	Mutual Funds. Securities issued by any registered open-end investment company;

b)	No Knowledge. Securities Transactions where neither the Access Person nor an Immediate Family member knows of the transaction before it is completed (for example, Securities Transactions effected for an Access Person by a trustee of a blind trust or discretionary trades involving an investment partnership or investment club in which the Access Person is neither consulted nor advised of the trade before it is executed);

c)	Certain Corporate Actions. Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities;

d)	Rights. Any acquisition of Securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent the rights were acquired in the issue; and

e)	Miscellaneous. Any transaction in the following: (1) bankers’ acceptances; (2) bank certificates of deposit; (3) commercial paper; (4) high quality short-term debt, including repurchase agreements; (5) Securities that are direct obligations of the U.S. Government; and (6) other Securities as may from time to time be designated in writing by the Chief Compliance Officer on the grounds that the risk of abuse is minimal or non-existent.

2.	Personal Transactions in Securities that also are being purchased, sold or held by a Client are exempt from the prohibitions of Sections II.A.1., II.A.2.b) and II.A.2.c) if the Access Person does not, in connection with his or her regular functions or duties, make, participate in, or obtain information regarding the purchase or sale of Securities by that Client.

The Securities Transactions listed in this subsection Section II.B.2. are not exempt from the reporting requirements of the Code.

3.	Application to Commodities, Futures, Options on Futures and Options on Broad-Based Indices. Commodities, futures (including currency futures and futures on securities comprising part of a broad-based, publicly traded market based index of stocks) and options on futures are subject to transaction reporting.

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4.	Application to Investment Vehicles Managed by SALLC. Regarding the initial acquisition of interests in investment vehicles to be managed by SALLC, any of SALLC, its Access Persons, associated persons and affiliates shall acquire such interests in a manner consistent with fund documents, including the Prospectus and Statement of Additional Information (“SAI”). SALLC, its Access Persons, associated persons and affiliates may purchase additional interests in investment vehicles managed by SALLC as long as each such additional purchase is consistent with fund documents, including the Prospectus and SAI. The CCO is to review, on a prospective basis, each proposed additional purchase for the appropriateness of the pricing and timing of the transaction, and for whether or not it would benefit or harm the existing shareholders.

III. REPORTING REQUIREMENTS

A.	Reporting Requirements for all Access Persons Except Independent Fund Trustees.

1.	Initial Holdings and Accounts Report. Any person who becomes an Access Person of SALLC must submit within 10 days of becoming an Access Person an Initial Holdings and Accounts Report (see Appendix 3-A) to the CCO listing all Securities accounts and securities that he or she holds in such accounts in which that Access Person (or Immediate Family member) has a Beneficial Interest.

2.	Quarterly Reporting Requirements. Every Access Person and members of his or her Immediate Family must arrange for the CCO to receive directly from any broker, dealer, or bank that effects any Securities Transaction, duplicate copies of each confirmation for each such transaction and periodic statements for each brokerage account in which such Access Person has a Beneficial Interest. Attached hereto as Appendix 4 is a form letter that may be used to request such documents from such entities. All copies must be received no later than 10 days after the end of the calendar quarter. Each confirmation or statement must disclose the following information:

a)	The date of the transaction;

b)	The title (and interest rate and maturity date, if applicable);

c)	The number of shares and principal amount;

d)	The nature of the transaction (e.g., purchase, sale);

e)	The price of the Security; and

f)	The name of the broker, dealer or bank through which the trade was effected.

If an Access Person is not able to arrange for duplicate confirmations and periodic statements to be sent that contain the information required above, the Access Person must submit a Quarterly Transaction Report (see Appendix 5) within 10 days after the completion of each calendar quarter to the CCO.

3.	Every Access Person who establishes a Securities account during the quarter in which that Access Person (or Immediate Family member) has a Beneficial Interest must submit an Account Report (see Appendix 5) to the CCO. This report must be submitted to the CCO within 10 days after the completion of each calendar quarter.

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4.	Annual Holdings and Accounts Report. Every Access Person must submit an Annual Holdings and Accounts Report (see Appendix 3-A) listing all Securities accounts and securities in which that Access Person (or Immediate Family member) has a Beneficial Interest. The information in the Annual Holdings Report must be current as of a date no more than 30 days before the report is submitted. The completed report should be submitted to the CCO no later than 45 days following the end of the calendar year.

B.	Reporting Requirements for Independent Fund Trustees. Each Independent Fund Trustee (and each Independent Fund Trustee’s Immediate Family Members) must report to the Compliance Officer any trade in a Security by any account in which the Independent Fund Trustee has any Beneficial Interest if the Independent Fund Trustee knew or, in the ordinary course of fulfilling his or her duty as a Trustee of the Fund, should have known that during the 15-day period immediately preceding or after the date of the transaction in a Security by the Trustee such Security (or an Equivalent Security) was or would be purchased or sold by the Fund or such purchase or sale by the Fund was or would be considered by the Fund or by SALLC for the Fund. Independent Fund Trustees who need to report such transactions should refer to the procedures outlined in Section III.A.2.

C.	Exemptions, Disclaimers and Availability of Reports.

1.	A Securities Transaction involving the following circumstances or Securities are exempt from the Reporting Requirements discussed above: (1) neither the Access Person nor an Immediate Family Member had any direct or indirect influence or control over the transaction; (2) Securities directly issued by the U.S. Government; (3) bankers’ acceptances; (4) bank certificates of deposit; (5) commercial paper; (6) high quality short-term debt instruments, including repurchase agreements; (7) shares issued by open-end mutual funds, provided that such funds are not advised by SALLC or an affiliate and that such funds’ adviser or principal underwriter is not controlled or under common control with SALLC; (8) shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, provided that such funds are not advised by SALLC or an affiliate and that such funds’ adviser or principal underwriter is not controlled or under common control with SALLC; and (9) other Securities as may from time to time be designated in writing by the CCO on the grounds that the risk of abuse is minimal or non-existent.

In addition, no Access Person of SALLC shall be required to make a Quarterly Transaction Report where such report would duplicate information recorded pursuant to Rule 204-2(a) of the Investment Advisers Act of 1940.

2.	Disclaimers. Any report of a Securities Transaction for the benefit of a person other than the individual in whose account the transaction is placed may contain a statement that the report should not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

3.	Availability of Reports. All information supplied pursuant to this Code may be made available for inspection to the CCO, any party to which any investigation is referred by any of the foregoing; the SEC, any self-regulatory organization of which SALLC is a member, any state securities commission, and any attorney or agent of the foregoing or of the Clients.

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IV. FIDUCIARY DUTIES

A.	Confidentiality. Access Persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of the Clients except to persons whose responsibilities require knowledge of the information.

B.	Gifts. The following provisions on gifts apply to all Investment Persons.

1.	Accepting Gifts. On occasion, because of their position with SALLC, Investment Persons may be offered, or may receive without notice, gifts from clients, brokers, vendors, or other persons not affiliated with such entities. Acceptance of extraordinary or extravagant gifts is not permissible. Any such gifts must be declined or returned in order to protect the reputation and integrity of SALLC. Gifts of a nominal value (i.e., gifts whose reasonable value is no more than $99 a year, and customary business meals, entertainment (e.g., sporting events), and promotional items (e.g., pens, mugs, T-shirts) may be accepted.

If an Investment Person receives any gift that might be prohibited under this Code, the Investment Person must inform the CCO.

2.	Solicitation of Gifts. Investment Persons may not solicit gifts or gratuities.

3.	Giving Gifts. Investment Persons may not personally give any gift with a value in excess of $99 per year to persons associated with securities or financial organizations, including exchanges, other member organizations, commodity firms, news media, or clients of SALLC.

C.	Corporate Opportunities. Access Persons may not take personal advantage of any opportunity properly belonging to the Clients or SALLC. This includes, but is not limited to, acquiring Securities for one's own account that would otherwise be acquired for a Client.

D.	Undue Influence. Access Persons may not cause or attempt to cause any Client to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the Access Person. If an Access Person or Immediate Family member stands to benefit materially from an investment decision for a Client which the Access Person is recommending or participating in, the Access Person must disclose to those persons with authority to make investment decisions for the Client (or, if the Access Person in question is a person with authority to make investment decisions for the Client, to the CCO) any Beneficial Interest that the Access Person (or Immediate Family member) has in that Security or an Equivalent Security, or in the issuer thereof, where the decision could create a material benefit to the Access Person (or Immediate Family member) or the appearance of impropriety. The person to whom the Access Person reports the interest, in consultation with the CCO, must determine whether or not the Access Person will be restricted in making investment decisions.

E.	Rumors. Passing on or trading on the basis of rumors may violate the law. If a rumor has been circulated for the purpose of influencing the market with regard to the securities of a company, a person may become involved in manipulation by trading on that information or passing it on to others, even if that person is unaware of the reason for the rumor being circulated. Even if accurate, the content of the rumor may itself constitute inside information if it has not been widely circulated. If any SALLC personnel receives or becomes aware of a rumor or other unsubstantiated information regarding a company, and knows or has any reason to believe that the rumor or other unsubstantiated information is not widely disseminated or may have been circulated in a deliberate attempt to influence the market with regard to the securities of a company, such individual must immediately contact the CCO. The individual must not trade the securities or pass the rumor or other information to others without the express approval of the CCO. All SALLC personnel should check with the CCO before disclosing or discussing rumors.

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F.	Service as a Director. No Investment Person may serve on the board of directors of a publicly-held company absent prior written authorization by the CCO. This authorization will rarely, if ever, be granted and, if granted, normally will require that the affected Investment Person be isolated, through an "Ethical Wall" or other procedures, from those making investment decisions related to the issuer on whose board the person sits.

V. COMPLIANCE WITH THIS CODE OF ETHICS

A.	Chief Compliance Officer Review.

1.	Investigating Violations of the Code. The CCO is responsible for investigating any suspected violation of the Code and shall report the results of each investigation to the President of SALLC. The President of SALLC together with the CCO are responsible for reviewing the results of any investigation of any reported or suspected violation of the Code. Note that at this time the CCO also holds the CEO position with SALLC.

2.	Annual Reports. The CCO will review the Code at least once a year, in light of legal and business developments and experience in implementing the Code. The following should be incorporated into an annual compliance review report:

a)	Summarize existing procedures concerning personal investing and any changes in the procedures made during the past year;

b)	Identify any violation requiring significant remedial action during the past year; and

c)	Identify any recommended changes in existing restrictions or procedures based on its experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

B.	Remedies.

1.	Sanctions. If the CCO and the President of SALLC determine that an Access Person has committed a violation of the Code following a report of the CCO, the CCO and the President of SALLC may impose sanctions and take other actions as they deem appropriate, including a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), fine, civil referral to the SEC, criminal referral, and termination of the employment for cause of the violator. The CCO and the President of SALLC also may require the Access Person to reverse the trade(s) in question and forfeit any profit or absorb any loss derived therefrom. The amount of profit shall be calculated by the CCO and the President of SALLC and shall be forwarded to a charitable organization selected by the CCO and the President of SALLC. The CCO and the President of SALLC may not review his or her own transaction. Note that at this time the CCO also holds the CEO position with SALLC.

2.	Sole Authority. The CCO and President of SALLC have sole authority, except in a situation in which either has himself violated the Code, to determine the remedy for any violation of the Code, including appropriate disposition of any monies forfeited pursuant to this provision. Failure to promptly abide by a directive to reverse a trade or forfeit profits may result in the imposition of additional sanctions. Note that at this time the CCO also holds the CEO position with SALLC.

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C.	Exceptions to the Code. Although exceptions to the Code will rarely, if ever, be granted, the CCO may grant exceptions to the requirements of the Code on a case by case basis if the CCO finds that the proposed conduct involves negligible opportunity for abuse. All such exceptions must be in writing and must be properly recorded.

D.	Compliance Certification. Each current Access Person and each newly-hired Access Person shall certify that he or she has received, read and understands the Code by executing the Certification of Compliance with the Code of Ethics form (see Appendix 3). In addition, by 45 days following the end of the prior calendar year, all Access Persons will be required to re-certify on such form (see Appendix 3) that they have read and understand the Code, that they have complied with the requirements of the Code, and that they have reported all Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code.

E.	Inquiries Regarding the Code. The CCO will answer any questions about the Code or any other compliance-related matters.

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Appendix 1

DEFINITIONS

"Access Person" means any partner, officer or director of SALLC and any employee or other supervised person of SALLC or its Clients who in relation to investment vehicles and accounts managed by SALLC: (i) has access to non-public information regarding any purchase or sale of securities, or non-public information regarding the holdings of any client; or (ii) is involved in making securities recommendations or has access to such recommendations that are non-public.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

"Beneficial Interest" means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Securities. An Access Person is deemed to have a Beneficial Interest in Securities owned by members of his or her Immediate Family. Common examples of Beneficial Interest include joint accounts, spousal accounts, UTMA accounts, partnerships, trusts and controlling interests in corporations. Any uncertainty as to whether an Access Person has a Beneficial Interest in a Security should be brought to the attention of the CCO. Such questions will be resolved in accordance with, and this definition shall be subject to, the definition of "beneficial owner" found in Rules 16a-1(a)(2) and (5) promulgated under the Securities Exchange Act of 1934.

"Chief Compliance Officer" means the Chief Compliance Officer of SALLC and the person(s) designated in Appendix 2, as such Appendix shall be amended from time to time.

"Client" and “Clients” mean one or more of the investment vehicles and/or separate accounts advised by SALLC, an investment adviser registered in the State of California.

"Code" means this Code of Ethics, as it may be amended from time to time.

“Company Act” means the Investment Company Act of 1940, as amended.

"Equivalent Security" means any Security issued by the same entity as the issuer of a subject Security, including options, rights, stock appreciation rights, warrants, preferred stock, restricted stock, phantom stock, bonds, and other obligations of that company or security otherwise convertible into that security. Options on securities are included even if, technically, they are issued by the Options Clearing Corporation or a similar entity.

“Fund” means Advisorshares ETF

"Immediate Family" of an Access Person means any of the following persons who reside in the same household as the Access Person:

child	grandparent	son-in-law
stepchild	spouse	daughter-in-law
grandchild	sibling	brother-in-law

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parent	mother-in-law	sister-in-law
stepparent	father-in-law

Immediate Family includes adoptive relationships and any other relationship (whether or not recognized by law) which the Chief Compliance Officer determines could lead to possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety that this Code is intended to prevent.

"Independent Fund Trustee " means a trustee of the Fund who is not an “interested person” as that term is defined in Section 2(a)(19) of the 1940 Act.

“Initial Public Offering” is an offering of securities registered under the Securities Act of 1933 by an issuer who immediately before the registration of such securities was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

"Investment Person" mean (1) employees of SALLC or a Client (or of any company in a control relationship to such companies) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of a security, or (2) any natural person who controls SALLC or a Client and who obtains information concerning recommendations made to a Client regarding the purchase and sale of securities by a Client. References to Investment Persons include Portfolio Managers.

“Private Placement” means a limited offering exempt from registration pursuant to Rules 504, 505 or 506 or under Section 4(2) or 4(6) of the Securities Act of 1933.

"Portfolio Manager" means a person who has or shares principal day-to-day responsibility for managing the portfolio of a Client.

“SALLC” means SALLC Asset Management, LLC.

"SEC" means the Securities and Exchange Commission.

"Security" includes stock, notes, bonds, debentures, and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments of the foregoing, such as options and warrants. "Security" does not include futures and options on futures, but the purchase and sale of such instruments are nevertheless subject to the reporting requirements of the Code.

"Securities Transaction" means a purchase or sale of Securities in which an Access Person or a member of his or her Immediate Family has or acquires a Beneficial Interest.

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Appendix 2

CONTACT PERSONS

CHIEF COMPLIANCE OFFICER:

Shawn Turner

SABRETOOTH ADVISORS, LLC, LLC

2600 Philmont Ave., Suite 308

Huntingdon Valley, PA 19006

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Appendix 3

CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS

I acknowledge that I have received the Code of Ethics and certify that:

1.	I have read the Code of Ethics and I understand that it applies to me and to all accounts in which I or a member of my Immediate Family has any Beneficial Interest.

2.	In accordance with Section III.A. of the Code of Ethics, I will report or have reported all Securities Transactions in which I have, or a member of my Immediate Family has, a Beneficial Interest, except for transactions exempt from reporting under Section III.C.

3.	I have listed on Appendix 3-A of this form all accounts and securities in which I have, or any member of my Immediate Family has, any Beneficial Interest.

4.	I will comply or have complied with the Code of Ethics in all other respects.

5.	I agree to disgorge and forfeit any profits on prohibited transactions in accordance with the requirements of the Code of Ethics.

Access Person's Signature

Print Name

Date:____________________

see next page

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Appendix 3-A

PERSONAL SECURITIES HOLDINGS and ACCOUNTS DISCLOSURE FORM

(For use as an Initial or Annual Holdings and Accounts Report)

Pursuant to Section III.A.1 and/or III.A.4 of the Code of Ethics, please list all Securities accounts and Securities holdings for each Securities account in which you or your Immediate Family member has beneficial interest. This information must be dated no more than 45 days prior to the date of submission. You do not need to list those Securities that are exempt pursuant to Section III.C.

Is this an Initial or Annual Report?

Name of Access Person:

Name of Account Holder:

Relationship to Access Person:

SECURITIES HOLDINGS:

Attach to this Report your most recent account statement and/or list Securities held below:

Name of Security and CUSIP/Ticker	Quantity	Principal Amount	Name of Broker/Dealer/Bank

1.

2.

3.

(Attach separate sheets as necessary)

SECURITIES ACCOUNTS:

Account Name	Account Number	Date Account Opened	Name of Broker/Dealer/Bank
1.
2.
3.
4.

(Attach separate sheets as necessary)

I certify that this Report and the attached statements (if any) constitute all the Securities accounts and Securities that must be reported pursuant to this Code.

Access Person Signature

Print Name	Date

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Appendix 4

Letter to Broker, Dealer or Bank

<Date>

<Broker Name and Address>

Subject: Account # _________________

Dear ________________:

SALLC Asset Management, LLC (“SALLC”), my employer, is an investment adviser registered with the Securities and Exchange Commission. In connection with the Code of Ethics adopted by SALLC, I am required to request that you send duplicate confirmations of individual transactions as well as duplicate periodic statements for the referenced account to my employer. Please note that the confirmations and/or periodic statements must disclose the following information:

1)	date of the transaction;
2)	the title of the security (including interest rate and maturity date) and price;
3)	the number of shares and principal amount;
4)	the nature of the transaction (e.g., purchase or sale); and
5)	the name of the firm effecting the trade.

If you are unable to provide this information, please notify me immediately. Otherwise, please address the confirmations and statements directly to:

Chief Compliance Officer

SALLC Asset Management, LLC

2018 Stony Oak Court

Santa Rosa, CA 95403

Your cooperation is most appreciated. If you have any questions regarding these requests, please contact me at 707-527 1501.

Sincerely,

Shawn Turner

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Appendix 5

REPORT OF SECURITY TRANSACTIONS
FOR QUARTER ENDED ______________________

Access Persons: You do not need to report the following types of transactions: (1) neither the Access Person nor an Immediate Family Member had any direct or indirect influence or control over the transaction; (2) Securities directly issued by the U.S. Government; (3) bankers’ acceptances; (4) bank certificates of deposit; (5) commercial paper; (6) high quality short-term debt instruments, including repurchase agreements; (7) shares issued by open-end mutual funds, provided that such funds are not advised by SALLC or an affiliate and that such funds’ adviser or principal underwriter is not controlled or under common control with SALLC; (8) shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, provided that such funds are not advised by SALLC or an affiliate and that such funds’ adviser or principal underwriter is not controlled or under common control with SALLC; and (9) other Securities as may from time to time be designated in writing by the Chief Compliance Officer on the grounds that the risk of abuse is minimal or non-existent..

Disclose all securities transactions for the period covered by this Report:

Name/Description of Security*	Number Shares	Date of Transaction	Price at Which Effected	Principal Amount	Bought or Sold	Name of Broker/Dealer/Bank

* Please disclose the interest rate or maturity date, if applicable.

Did you establish any securities accounts during the period covered by this Report? ___ Yes ___ No

If Yes, please complete the following:

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Name of Broker	Date of Account Opening	Account Number

____ The above is a record of every transaction in a security or account opened which I had, or in which I acquired, any direct or indirect beneficial ownership during the period indicated above.

____ I certify that the Chief Compliance Officer has received confirmations or account statements pertaining to all transactions executed and that disclose the information required above, and notice of any accounts opened, during the period covered by this Report.

____ I have nothing to report for the period covered by this Report.

Date:	Signature:

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Appendix 6

INITIAL PUBLIC OFFERING / PRIVATE PLACEMENT

CLEARANCE FORM

(For the use of the Chief Compliance Officer only)

The Code of Ethics for SALLC prohibits any acquisition of securities in an initial public offering (other than shares of open-end investment companies) and private placements by any Investment Person. In cases of exceptional circumstances, however, investments in such securities may be permitted. In these instances, a record of the rationale supporting the approval of such transactions must be completed and retained for a period of 5 years after the end of the fiscal year in which approval is granted. This form should be used for such record keeping purposes.

Name of Investment Person:

Date of Request:

Name of IPO / Private Placement:

Date of Offering:

Number of Shares/Interests:

Price:

Name of Broker/Dealer/Bank:

___        I have cleared the IPO / Private Placement transaction described above.

Reasons supporting the decision to approve the above transaction:

Name of Chief Compliance Officer

Signature of Chief Compliance Officer

Date

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